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                                  AMENDMENT NO. 2 TO
                   SILICONIX KEY PROFESSIONAL INCENTIVE BONUS PLAN


    The Siliconix Key Professional Incentive Bonus Plan is hereby amended as follows, effective as of September 15, 1997:

    1. A new Article X is hereby added to the Siliconix Key Professional Incentive Bonus Plan, to read in full as follows:

    "X.  CHANGE IN CONTROL

         A.   DEFINITION

              "Change in Control" is any corporate transaction that results in Daimler-Benz AG owning, directly or indirectly, less than 50% of the voting common stock of Siliconix incorporated.

         B.   CHANGE IN CONTROL IN 1997

              If a change in control is consummated in 1997, bonuses for the 1997 calendar year will be paid in full as soon as practicable after the consummation of the change in control. Bonuses will be computed on the assumption that the latest Siliconix Forecast for 1997 represents the actual results for 1997, and the participants' personal goals will be evaluated as of the date of consummation of the change in control. In no event, however, will an employee receive a larger bonus in the event of a change in control than he or she would have received had there been no change in control and bonuses had been paid as usual in February 1998.

         C.   CHANGE IN CONTROL IN 1998

              If a change in control is consummated in 1998, participants will be paid a pro rata share of their 1998 bonus for the period from January 1, 1998 to the date of consummation of the change in control. The pro rata portion of the participants' bonuses will be paid as soon as practicable after the consummation of the change in control. Bonuses will be computed on the assumption that the latest Siliconix Forecast for 1998 represents the actual results for 1998, and the participants' personal goals will be evaluated as of the date of consummation of the change in control. The remaining share of the participants' bonuses (from the date of consummation of the change in control to December 31,
              1998) will be paid in the same manner and at the same time as if there had been no change in control. Bonuses will be computed in the usual way, and the amounts previously paid after consummation of the change in control will be deducted from the payments to be made in February 1999.


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         D.   AMENDMENT OR TERMINATION OF PLAN IN 1998

              Notwithstanding any other provision hereof, if a change in control is consummated in 1998, this Siliconix Key Professional Incentive Bonus Plan may not, prior to January 1, 1999, be (i) terminated or (ii) amended in such a way that any participant's bonus hereunder is adversely affected in any manner whatsoever by such amendment."

    2. The foregoing Article X will apply to all participants in the Siliconix Key Professional Incentive Bonus Plan, regardless of whether they are participating as part of a functional unit, part of a product unit, or otherwise.

    3. The foregoing Article X supersedes and is controlling over all other provisions of the Siliconix Key Professional Incentive Bonus Plan. To the extent that any other provision of the Siliconix Key Professional Incentive Bonus Plan may be inconsistent with any provision of the foregoing Article X, the said provision of Article X will prevail and will be controlling over said inconsistent other provision.


Dated:   September 15, 1997                 SILICONIX INCORPORATED


                                            By /s/ Richard J. Kulle
                                               --------------------------
                                                   Richard J. Kulle
                                                   President & CEO


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